Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 12, 2007, accompanying the consolidated balance sheets of the manufacturing and railcar services operation of American Railcar Industries, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years ended December 31, 2006, 2005 and 2004, included in the Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of our report on Form S-8 in the company’s previously filed Registration Statement No. 333-136680.

/s/ Grant Thornton LLP

Chicago, Illinois
February 13, 2007